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Exhibit 99.2

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Business Section and our Consolidated Financial Statements and accompanying Notes thereto included elsewhere herein. Unless otherwise noted, all dollar amounts are in millions and those relating to our results of operations are presented before taxes.

We are one of the foremost providers of travel and real estate services in the world. Our businesses provide consumer and business services primarily in the travel and real estate services industries, which are intended to complement one another and create cross-marketing opportunities both within and among our following six business segments.

  •
  Real Estate Franchise and Operations—franchises the real estate brokerage businesses of our three residential and one commercial brands, provides real estate brokerage services under our real estate brands and facilitates employee relocations;
  •
  Mortgage Services—provides home buyers with mortgage services and title, appraisal and closing services;
  •
  Hospitality Services—facilitates the sale and development of vacation ownership interests, provides consumer financing to individuals purchasing these interests, facilitates the exchange of vacation ownership interests, franchises our nine lodging brands and markets vacation rental properties in Europe;
  •
  Travel Distribution Services—provides primarily global distribution services for the travel industries and travel agency services;
  •
  Vehicle Services—operates and franchises our vehicle rental brands and provides commercial fleet management and fuel card services;
  •
  Marketing Services (formerly, Financial Services)—provides insurance, membership, loyalty and enhancement products and services to financial institutions and other partners and their customers.

Our management team is committed to building long-term value through operational excellence. Historically, a significant portion of our growth had been generated through strategic acquisitions of businesses that have strengthened our position in the travel and real estate services industries and furthered our strategy of building a hedged and diversified portfolio of businesses. Now that we have assembled our vertically integrated portfolio of businesses, we have sharply curtailed the pace of acquisitions and have emphasized organic growth and cash flow generation as principal objectives in achieving operational excellence and building long-term value. In 2003, our spending on new acquisitions aggregated only $149 million in cash. Although we remain highly disciplined in our acquisition activity, we may augment organic growth through the select acquisition of (or possible joint venture with) complementary businesses primarily in the real estate and travel services industries. We expect to fund the purchase price of any such acquisition with cash generated by our core operations and/or available lines of credit.

We also routinely review and evaluate our portfolio of existing businesses to determine if they continue to meet our growth objectives and, from time to time, engage in discussions concerning possible divestitures, joint ventures and related corporate transactions to redirect our portfolio of businesses to achieve company-wide objectives. On June 25, 2004, we completed an initial public offering ("IPO") for the sale of 100% of our ownership interest in Jackson Hewitt Tax Service Inc., a then wholly-owned subsidiary. Jackson Hewitt is an operator and franchisor of tax preparation systems and services. We received $777 million of cash from the IPO. See Note 1 to Consolidated Financial Statements for a more detailed discussion.

We are steadfast in our commitment to deploy our cash to increase shareholder value. To this end, in late 2002, we initiated a corporate debt reduction program with the goal of decreasing our outstanding corporate indebtedness by $2 billion. We completed the first phase of this program during first quarter 2003, which was to replace current maturities of corporate indebtedness with longer-term debt, and we are well into the second phase of the program where as of December 31, 2003 we have already reduced our outstanding corporate indebtedness by over $800 million. We further reduced our outstanding indebtedness by $430 million in February 2004 as a result of the conversion of our zero coupon senior convertible notes. We intend to use the cash that otherwise would have been used to redeem these notes to repurchase a corresponding number of shares of our CD common stock in the open market. We also plan to use call provisions and maturities wherever possible rather than paying a significant premium to repurchase our debt in the open market. See "Liquidity and Capital Resources—Financial Obligations" for more information regarding our corporate indebtedness. During 2003, we repurchased approximately 64.5 million shares of our common stock at an average price of $17.04 and through February 27, 2004, we repurchased another 20.7 million shares of our common stock at an average price of $22.79. Beginning in first quarter 2004, we will return additional value to our shareholders through the payment of a quarterly cash dividend of seven cents per share (28 cents per share annually) and, while no assurances can be given, we expect to increase this dividend over time as our earnings and cash flow grow.

While the war in Iraq, SARS and other factors dampened organic growth in our travel-related businesses in 2003, we have demonstrated our ability to achieve organic earnings and cash flow growth for the company as a whole, particularly due to the strong operating results within our real estate services businesses, which benefited from greater mortgage loan refinancing activity and increased home sales volume across both our franchised and owned brokerage operations. Although no assurances can be given, we currently believe that a decrease in mortgage refinancing activity resulting from an expected rise in interest rates during 2004 should be more than offset by organic growth in our other businesses. We also expect that organic growth will benefit in the future from our ongoing investment in technology and from cross-selling opportunities across the company.

RESULTS OF OPERATIONS—2003 vs. 2002

Our consolidated results from continuing operations comprised the following:

	2003	2002	Change
Net revenues	$18,015	$14,025	$3,990
Total expenses	15,842	12,478	3,364

Income before income taxes, minority interest and equity in Homestore	2,173	1,547	626
Provision for income taxes	722	516	206
Minority interest, net of tax	21	22	(1)

Income from continuing operations	$1,430	$1,009	$421

Net revenues and total expenses increased approximately $4.0 billion (28%) and $3.4 billion (27%), respectively, during 2003 principally due to the acquisitions of the following businesses, which contributed revenues and expenses (including depreciation and amortization expense) for the period January 1, 2003 through the anniversary date of the acquisition (the "Pre-Anniversary" period) as follows:

Acquired Business	Date of Acquisition	Pre-Anniversary Net Revenues	Pre-Anniversary Total Expenses
NRT Incorporated (a)	April 2002	$1,023	$1,072
Trendwest Resorts, Inc. (b)	April 2002	169	150
Net assets of Budget Group, Inc. (c)	November 2002	1,585	1,610

Total Contributions		$2,777	$2,832

(a)
Represents NRT (including the settlement services business of NRT) and NRT's significant brokerage acquisitions subsequent to our ownership. Principally reflects the results of operations from January 1 through April 16, 2003 (the corresponding period during which these businesses were not included during 2002).
(b)
Reflects the results of operations from January 1 through April 30, 2003 (the corresponding period during which this business was not included during 2002).

(c)
Principally reflects the results of operations from January 1 through November 22, 2003 (the corresponding period during which this business was not included during 2002).

The above table reflects the net revenues and total expenses of the NRT, Trendwest and Budget businesses from January 1, 2003 to the anniversary date of our acquisitions thereof and, for NRT and Trendwest, are not indicative of the full year operating results contributed by these businesses. The amounts for NRT reflect the seasonality of the real estate brokerage business whereby the operating results are typically weakest in the early part of the calendar year and strengthen in the second and third quarters (which are not reflected in the above amounts, as NRT was acquired on April 17, 2002). The amounts for Budget include acquisition and integration-related costs, which were substantially incurred in the first year following the acquisition date; however, the benefits resulting from such costs are not realized until future periods. The integration of Budget represents a significant growth opportunity in future periods and is proceeding according to plan.

In addition to the contributions made by the aforementioned acquired businesses, revenues and expenses also increased during 2003 from (i) organic growth in our real estate services businesses, especially our real estate brokerage and mortgage businesses (even after adjusting for the $275 million non-cash provision for impairment of our mortgage servicing rights asset, which we recorded in 2002 and discuss in greater detail below under "Mortgage Services") and (ii) the consolidation of Trilegiant Corporation, which contributed incremental revenues and expenses (after elimination entries) of $200 million and $205 million, respectively. The growth in our mortgage and real estate brokerage businesses also contributed to the increase in total expenses, as we incurred additional expenses to support the continued high level of mortgage loan production, related servicing activities and home sale transactions. The increases in total expenses were partially offset by a reduction of $231 million in acquisition and integration related costs primarily due to the amortization in 2002 of the pendings and listings intangible asset acquired as part of the acquisition of NRT, which was amortized over the closing period of the underlying contracts (approximately five months). In addition, total expenses benefited by a $92 million reduction in litigation and related charges. Our overall effective tax rate decreased to 33.2% for 2003 from 33.4% for 2002 primarily due to the utilization of capital loss carryforwards and lower taxes on foreign earnings, partially offset by an increase in state taxes, taxes on the redemption of our $375 million mandatorily redeemable preferred interest and other non-deductible items. As a result of the above-mentioned items, income from continuing operations increased $421 million (42%).

Discussed below are the results of operations for each of our reportable segments. Management evaluates the operating results of each of our reportable segments based upon revenue and "EBITDA," which is defined as income from continuing operations before non-program related depreciation and amortization, non-program related interest, amortization of pendings and listings, income taxes, minority interest and, in 2001, losses related to equity in Homestore. On January 1, 2003, we changed the performance measure we use to evaluate the operating results of our reportable segments and, as such, the information presented below for 2002 has been revised to reflect this change. Additionally, on January 1, 2004, we changed our segment reporting structure in order to continue to improve the transparency of our financial results. We now report our mortgage and settlement services businesses as a separate reportable operating segment, Mortgage Services, and the remainder of our former Real Estate Services segment is reported as the Real Estate Franchise and Operations segment. Also, in connection with the IPO of Jackson Hewitt on June 25, 2004, we changed the name of our former Financial Services segment to the Marketing Services segment to reflect the integration of our domestic and international membership and insurance marketing businesses and the divestiture of Jackson Hewitt. Our presentation of EBITDA may not be comparable to similar measures used by other companies.

	Revenues			EBITDA
	2003	2002	% Change	2003	2002	% Change
Real Estate Franchise and Operations	$5,258	$3,950	33%	$892	$802	11%
Mortgage Services	1,483	750	98	380	30	1,167
Hospitality Services	2,523	2,180	16	633	625	1
Travel Distribution Services	1,659	1,695	(2)	459	526	(13)
Vehicle Services	5,851	4,274	37	442	408	8
Marketing Services	1,224	1,163	5	296	371	(20)

Total Reportable Segments	17,998	14,012	28	3,102	2,762	12
Corporate and Other (a)	17	13	*	(38)	(200)	*

Total Company	$18,015	$14,025	28%	3,064	2,562

Less: Non-program related depreciation and amortization				507	455
Non-program related interest expense, net				306	262
Early extinguishment of debt				58	42
Amortization of pendings and listings				20	256

Income before income taxes, minority interest and equity in Homestore				$2,173	$1,547

*
Not meaningful.
(a)
Includes the results of operations of our non-strategic businesses, unallocated corporate overhead and the elimination of transactions between segments.

Real Estate Franchise and Operations
Revenues and EBITDA increased $1,308 million (33%) and $90 million (11%), respectively, in 2003 compared with 2002, reflecting growth across all of our real estate businesses.

We acquired NRT (inclusive of its settlement services business, which is now included in our settlement services business within the Mortgage Services segment) on April 17, 2002 and, in addition, NRT acquired real estate brokerage businesses subsequent to our ownership. The operating results of NRT and its significant acquisitions were included from their acquisition dates forward and, therefore, contributed $957 million of revenues and an EBITDA decline of $26 million during the Pre-Anniversary period in 2003 (does not include the operating results of NRT's settlement services business, which is reported within the Mortgage Services segment). The EBITDA decline is reflective of the seasonality of the real estate brokerage business, whereby the operating results are typically weakest in the early part of the calendar year and strengthen in the second and third quarters.

Excluding the impact of NRT's brokerage acquisitions, NRT generated incremental net revenues of $366 million, a 12% increase in the comparable post-acquisition periods in 2003 versus 2002. The increase in NRT's revenues was substantially comprised of incremental commission income on home sale transactions, primarily due to a 10% increase in the average price of homes sold. Real estate agent commission expenses also increased $180 million as a result of the incremental revenues earned on home sale transactions.

Our real estate franchise business generated $429 million of royalty and marketing fund revenues during 2003 as compared with $443 million in 2002. The 2002 amount includes $66 million of revenues received from NRT, our wholly-owned real estate brokerage firm, prior to our acquisition on April 17, 2002, at which time NRT was our largest franchisee. Excluding the impact of the acquisition, royalty and marketing fund revenues increased $52 million (14%), which was principally driven by a 7% increase in volume of home sale transactions and a 9% increase in the average price of homes sold. NRT continues to pay royalties and marketing fund fees to our real estate franchise business. However, these intercompany royalties and marketing fund fees for the period April 17, 2002 through December 31, 2002 and for the entire fiscal year ended December 31, 2003, which approximated $208 million and $299 million, respectively, are eliminated in consolidation and therefore have no impact on this segment's revenues or EBITDA.

Revenue within this segment also benefited by a change during 2003 in the presentation of a revenue stream generated by our relocation business to conform to the presentation used by similar larger-scale businesses within our Mortgage Services segment. Such change resulted in an increase of $17 million in revenues. There was no impact to EBITDA from this change in presentation.

Prior to our acquisition of NRT in 2002, NRT paid our real estate franchise business $9 million in real estate referral fees and a $16 million termination fee related to a franchise agreement under which NRT operated brokerage offices under our ERA real estate brand. We also had a preferred stock investment in NRT that generated dividend income of $10 million in 2002 before we acquired NRT.

Excluding the impact from our acquisition of NRT, NRT's significant acquisitions and NRT's real estate agent commission expenses (discussed above), operating and administrative expenses within this segment increased approximately $37 million compared to 2002 primarily due to increased home sale transactions.

Mortgage Services
Revenues and EBITDA increased $733 million (98%) and $350 million, respectively, in 2003 compared with 2002 principally due to a significant increase in mortgage loan production, which was partially offset by an increase in amortization of the mortgage servicing rights ("MSR") asset as comparatively lower interest rates during 2003 resulted in record levels of mortgage refinancing activity.

Revenues from mortgage loan production increased $433 million (49%) in 2003 compared with the prior year and were derived from growth in our fee-based mortgage origination operations (in which we broker or are outsourced mortgage origination activity for a fee) and a 56% increase in the volume of loans that we sold. We sold $59.5 billion of mortgage loans in 2003 compared with $38.1 billion in 2002, generating incremental production revenues of $330 million. In addition, production revenues generated from our fee-based mortgage origination activity increased $103 million (41%) as compared with 2002. Production fee income on fee-based loans is generated at the time of closing, whereas originated mortgage loans held for sale generate revenues at the time of sale (within 60 days after closing). Accordingly, our production revenue in any given period is driven by a mix of mortgage loans closed and mortgage loans sold. Total mortgage loans closed increased $24.4 billion (41%) to $83.7 billion in 2003, comprised of a $21.9 billion (57%) increase in closed loans to be securitized (sold by us) and a $2.5 billion (12%) increase in closed loans that were fee-based. Refinancings increased $18.1 billion (59%) to $48.7 billion and purchase mortgage closings grew $6.3 billion (22%) to $35.0 billion.

Net revenues from servicing mortgage loans increased $112 million primarily due to the absence in 2003 of a $275 million non-cash provision for impairment of our MSR asset recorded in 2002. Declines in interest rates at such time resulted in increases to our current and estimated future loan prepayment rates and a corresponding provision for impairment against the value of our MSR asset. Apart from this impairment charge, net servicing revenues declined $163 million primarily due to a period-over-period increase in MSR amortization and provision for impairment (recorded as a contra revenue) of $246 million, partially offset by $48 million of incremental gains from hedging and other derivative activities. The increase in MSR amortization and provision for impairment is a result of the high levels of refinancings and related mortgage loan prepayments that occurred in 2003 due to low mortgage interest rates during 2003. The incremental gains from hedging and other derivative activities resulted from our strategies to protect earnings in the event that there was a decline in the value of our MSR asset, which can be caused by, among other factors, reductions in interest rates, as such reductions tend to increase borrower prepayment activity. In addition, recurring servicing fees (fees received for servicing existing loans in the portfolio), increased $33 million (8%) driven by a 16% period-over-period increase in the average servicing portfolio, which rose to $122.9 billion in 2003.

Interest rates have risen from their lows in the earlier part of 2003 and, as a result, in fourth quarter 2003 mortgage refinancing volume and resulting net production revenues comparatively declined. This decline in mortgage production revenues has been partially offset by an increase in revenues from mortgage servicing activities. Assuming interest rates remain constant or continue to rise, although no assurances can be given, we expect this trend (lower production revenue, partially offset by increased servicing revenue, net of hedging and other derivative activity) to continue during 2004. Historically, mortgage production and mortgage servicing operations have been counter-cyclical in nature and represented a naturally offsetting relationship. Additionally, to supplement this relationship, we have maintained a comprehensive, non-speculative mortgage risk management program to further mitigate the impact of fluctuations in interest rates on our operating results.

Revenues also benefited from our acquisition of NRT's settlement services business on April 17, 2002. The operating results of NRT's settlement services business were included from the acquisition date forward and, therefore, contributed $66 million of revenues and $5 million of EBITDA during the Pre-Anniversary period. Additionally, during 2003, we merged our pre-existing settlement services businesses with and into the larger-scale settlement services business of NRT (both of which are included in this segment). Upon combining such businesses, we changed certain accounting presentations used by our pre-existing businesses to conform to the presentations used by NRT. Such change resulted in an increase of $53 million in revenues. Excluding the acquisition of NRT's settlement services business and this change in presentation, our settlement services business generated incremental revenues of $65 million compared with 2002. Title, appraisal and other closing fees all increased due to higher volumes, consistent with the growth in the mortgage origination markets through the first nine months of 2003, as well as cross-selling initiatives.

Operating and administrative expenses within this segment increased approximately $261 million compared to 2002 primarily due to the direct costs incurred in connection with increased mortgage loan production and related servicing activities.

Hospitality Services
Revenues and EBITDA increased $343 million (16%) and $8 million (1%), respectively, in 2003 compared with 2002. We completed the acquisitions of Trendwest, a leading vacation ownership company, in June 2002 (90% was acquired in April 2002); Equivest Finance, Inc. in February 2002; and several European vacation rental companies during 2002. The operating results of the acquired companies were included from the acquisition dates forward and therefore were incremental for the portions of 2003 that were pre-acquisition periods in 2002. Accordingly, Trendwest, Equivest, and the acquired vacation rental companies contributed incremental revenues of $169 million, $8 million and $53 million, respectively, and EBITDA of $23 million, $2 million and $15 million, respectively, in 2003 compared with 2002. In February 2003, we acquired the common interests of FFD Development Company, LLC ("FFD"), the primary developer of timeshare inventory for our Fairfield Resorts subsidiary. The operating results of FFD were included from the acquisition date forward and were not significant to our segment results subsequent to our acquisition. Prior to our acquisition, we owned a preferred stock investment in FFD, which accrued a dividend, and we also received additional fees from FFD for providing various support services. Accordingly, prior to our acquisition, FFD contributed revenues and EBITDA of $16 million and $4 million, respectively, to 2002 results.

Excluding the impact from acquisitions described above, revenues in 2003 increased $129 million (6%) while EBITDA declined $28 million (5%) and the EBITDA margin (EBITDA as a percentage of revenues) dropped from 29% in 2002 to 25% in 2003. The reduction in EBITDA margin was driven principally by a shift in the mix of business operations comprising segment results in 2003 compared with 2002 and a reduction in travel demand during 2003 due to the military conflict in Iraq as well as economic pressures, which contributed to suppressing volumes within certain of our hospitality businesses.

Despite a challenging travel environment, revenues from sales of vacation ownership interests ("VOIs") in our timeshare sales and marketing business increased $103 million in 2003, an 11% increase over 2002. This increase was driven primarily by a 4% increase in tour flow and a 3% increase in the average revenue generated per tour at our timeshare resort sites. The growth in our timeshare sales and marketing businesses positively impacted the segment results and also contributed to a lower year-over-year segment EBITDA margin, as this business typically operates with lower margins than our lodging franchise and timeshare exchange businesses, which have greater operating leverage. Net interest income generated from the financing extended to VOI buyers decreased $8 million as the effects of growth in the loan portfolio were more than offset by the impact of consolidating our principal timeshare securitization structure in September 2003 and, at such time, no longer recording gains on the sale of receivables to such entity (see Note 16 to our Consolidated Financial Statements). Timeshare subscription and exchange fee revenues within our timeshare exchange business increased $36 million (8%), primarily due to a 13% increase in the average fee per exchange, which was partially offset by a 3% reduction in the volume of exchange transactions. The increase in the average exchange fee includes a favorable yield on increased rentals of excess RCI vacation interval inventory to RCI members in 2003 compared with 2002.

Royalties and marketing and reservation fund revenues within our lodging franchise operations declined $8 million (2%) in 2003 due to a 5% decline in the number of weighted average rooms available following our decision to terminate from our franchise system certain properties that were not meeting required standards. However, such quality control initiatives also contributed to an increase in the occupancy levels and average daily room rates at our lodging brands, and, as a result, revenue per available room increased 2% period-over-period and partially offset the impact on royalties from the reduction in available rooms. Our lodging franchise business and our franchisees were unfavorably impacted by the weaker travel environment, as previously discussed, and as a result, during 2003, we recorded an incremental $6 million of non-cash expenses related to the doubtful collectability of certain franchisee receivables. In addition, although revenues and EBITDA were nominally impacted on a consolidated basis, preferred alliance revenues within this segment declined $19 million in 2003 due to a change in the allocation of such revenues. Revenues received from preferred vendors in 2002 substantially benefited the Hospitality Services segment whereas in 2003, the benefits of such revenues extended to business units within other reportable segments. Excluding acquisitions, operating and administrative expenses within this segment increased approximately $130 million in 2003 principally due to increased timeshare sales-related expenses, including marginal expense increases on higher sales volumes, higher product costs on developed timeshare inventory and an increased investment in marketing spending to enhance tour flow.

Travel Distribution Services
Revenues and EBITDA declined $36 million (2%) and $67 million (13%), respectively, in 2003 compared with 2002. Our Travel Distribution Services segment derives revenue from (i) Galileo booking fees paid by travel suppliers for electronic global distribution and computer reservation services ("GDS"), (ii) fees and commissions for retail travel services provided by Cendant Travel, Cheap Tickets and Lodging.com and (iii) transaction and other fees from providing travel distribution services. Like other industry participants, this segment was unfavorably impacted by weak global travel demand during 2003. Travel demand in 2003 was negatively affected by various factors, including the military conflict in Iraq and terrorist threat alerts, continuing economic pressures and SARS concerns in the Asia-Pacific region and other parts of the world. Such factors suppressed bookings and revenues across our travel distribution businesses, but primarily impacted international travel volumes.

Galileo worldwide air booking fees decreased $71 million (6%) primarily due to a 10% decline in international GDS booking volumes, partially offset by domestic GDS booking volumes, which stabilized in 2003 compared with 2002. Galileo acquired certain European national distribution companies ("NDCs") during 2002. NDCs are independent organizations that market and sell Galileo global distribution and computer reservation services to travel agents and other subscribers. The NDC acquisitions contributed incremental subscriber fee revenues and EBITDA of $29 million and $12 million, respectively, in 2003.

During the summer of 2002, we also acquired two other companies that supply reservation and distribution services to the hospitality industry. The operating results of such companies were included from the acquisition dates forward and collectively contributed revenue of $24 million with a nominal EBITDA impact during 2003.

In April 2003, we completed the acquisition of Trip Network Inc., an online travel agent that operated the online travel services business of Cheap Tickets. From the acquisition date forward, Trip Network generated $30 million of revenues and had an EBITDA loss of $23 million in 2003. In addition, principally as a result of our ownership of Trip Network, an incremental $15 million of intercompany segment revenues were eliminated in 2003, most of which were Trip Network revenues earned from Galileo for airline bookings made by Trip Network using Galileo's GDS System. Our online booking volumes grew 58% in 2003 compared with 2002, primarily due to (i) a shift in travel bookings from the traditional off-line channels to online channels, (ii) an increase in online travel bookings; and (iii) increased merchant model hotel bookings where we, as a travel distributor, obtain access to content from travel suppliers at a pre-determined price and sell the content, either individually or in a package, to travelers at retail prices that we determine with little or no risk of inventory loss. Additionally, revenues from our off-line travel agency business declined $24 million in 2003, as we accelerated our shift to the online channel. The results of our online and off-line travel agency operations are reflective of the general industry decline in travel demand during 2003, as previously discussed, reductions in commission rates paid by airlines, the lack of reduced-rate air inventory availability and a decline in travel-related clubs (which we service). Such results also reflect our investment in the marketing and administration of our online travel services business, which we believe represents a significant opportunity for future growth.

The EBITDA impact of lower GDS and travel agency revenues was partially offset by a corresponding decline in variable expenses, reductions in retiree medical costs as a result of post-retirement plan amendments and other net reductions in operating expenses from segment-wide re-engineering and cost containment initiatives implemented in 2002 and 2003. These operating expense reductions helped mitigate the negative impact of the weak travel environment that existed during 2003. Additionally, EBITDA in 2003 was favorably impacted by $8 million in connection with a contract termination settlement during first quarter 2003.

Vehicle Services
Revenues and EBITDA increased $1,577 million (37%) and $34 million (8%), respectively, in 2003 compared with 2002 primarily due to our November 2002 acquisition of substantially all of the domestic assets, as well as selected international operations, of the vehicle rental business of Budget Group, Inc. Budget's operating results, including integration costs, were included from the acquisition date forward and contributed incremental revenues of $1,585 million with an EBITDA decline of $2 million in 2003. Excluding the impact of Budget, segment revenues declined $8 million (less than 1%), while EBITDA increased $36 million (9%) in 2003, which is primarily attributable to reduced car rental demand, offset by increased pricing, at Avis and favorable results at our Wright Express fuel card services subsidiary.

Avis domestic car rental revenues declined $91 million (4%) in 2003 compared with 2002. The net reduction in domestic car rental revenues at Avis was primarily due to a 7% period-over-period reduction in the total number of car rental days. This was partially offset by a 2% increase in time and mileage revenue per rental day reflecting an increase in pricing, which has minimal associated incremental costs. In addition, EBITDA, period-over-period, includes favorable program-related interest costs of $33 million on the financing of vehicles due to lower interest rates and $35 million of lower program-related depreciation expense on vehicles due to a different mix of vehicles in Avis' fleet bearing a lower cost in 2003 compared with 2002. This favorable impact on EBITDA was substantially offset by incremental vehicle-related net expenses and other operating costs. The increase in net expenses includes incremental maintenance and damage costs, higher vehicle license and registration fees and unfavorable conditions in the used car market in 2003 compared with 2002 for vehicles that did not meet the eligibility criteria under our manufacturers repurchase program. However, the percentage of Avis' fleet that was determined ineligible for manufacturer repurchase decreased to 1.7% in 2003 from 2.7% in 2002. Revenues from Avis' international operations increased $60 million due to increased transaction volume and the favorable impact to revenues of exchange rates in Canada, Australia and New Zealand, which was principally offset in EBITDA by the unfavorable impact on expenses.

Wright Express, our fuel card services subsidiary, recognized incremental revenues of $30 million (24%) in 2003 compared with the prior year. The organic growth was driven by a combination of the addition of new customers and an increase in usage of Wright Express' proprietary fleet fuel card product. Higher gasoline prices also contributed to the revenue growth, since Wright Express earns a percentage of total gasoline purchases by its clients.

Marketing Services
Revenues increased $61 million (5%) and EBITDA declined $75 million (20%) in 2003 compared with 2002. Effective July 1, 2003, pursuant to the provisions of FASB Interpretation No. 46 ("FIN 46"), we consolidated Trilegiant. Trilegiant (on a stand-alone basis before elimination of intercompany transactions with our retained membership business) contributed revenues of $241 million and an EBITDA loss of $8 million subsequent to consolidation in 2003. Apart from the consolidation of Trilegiant, revenues and EBITDA declined $180 million and $67 million, respectively, reflecting, as expected, the continued attrition of the membership base retained by us in connection with the outsourcing of our individual membership business to Trilegiant. However, the unfavorable impact of reduced revenues on EBITDA was mitigated by a net reduction in expenses from servicing fewer members. A smaller membership base resulted in a net revenue reduction of $194 million (net of $26 million of increased royalty income from Trilegiant), which was partially offset in EBITDA by net favorable membership operating and marketing expenses of $111 million. As a result of the consolidation of Trilegiant, we eliminated $34 million of intercompany revenues within this segment in 2003, which was substantially comprised of royalty and lease payments made from Trilegiant to our pre-existing membership business subsequent to the consolidation of Trilegiant on July 1, 2003. For a more detailed discussion of our relationship with Trilegiant and the consolidation thereof as a result of FIN 46, see Note 23 to our Consolidated Financial Statements. Additionally, in January 2004, we made modifications to the existing relationship with Trilegiant. See Note 30 to our Consolidated Financial Statements for a detailed account of such modifications.

Partially offsetting the impact of the attrition in our retained membership business was growth in our insurance-wholesale-related operations and the favorable impact of foreign currency exchange rates on the revenues of our international membership business (which was principally offset in EBITDA by the unfavorable impact of foreign exchange rates on expenses). Revenues from insurance-wholesale-related operations increased $13 million as a result of favorable claims experience period-over-period and increased insurance premium collections. Additionally, in second quarter 2003, we ceased marketing and selling new long-term care policies within our long-term preferred care business, but will continue servicing the existing in-force block of policy holders. This resulted in a reduction in revenue of $9 million with a nominal impact to EBITDA. In 2003, EBITDA was also impacted by a $7 million charge for actions taken in third quarter 2003 at our international membership business, which included the closure and consolidation of certain facilities and a reduction in staff in the United Kingdom.

Corporate and Other
Revenues and EBITDA increased $4 million and $162 million, respectively, in 2003 compared with 2002. Revenues and EBITDA in 2003 include a $30 million gain in connection with the sale of our equity investment in Entertainment Publication, Inc. during first quarter 2003. Also, we earned revenues in both 2003 and 2002 in connection with credit card marketing programs whereby we earn revenues based on a percentage of credit card spending. Additionally, we recognized expenses as cardholders earned points based on credit card usage. We generated $20 million of incremental revenues and incurred $19 million of additional point-related liabilities during 2003 in connection with these programs. Partially offsetting the revenue increases were $42 million of incremental intersegment revenue eliminations in 2003 due to increased intercompany business activities.

EBITDA was favorable year-over-year principally due to a $92 million net reduction in securities-related litigation charges (litigation charges less insurance recoveries) in 2003 compared with 2002 principally as a result of the absence in 2003 of litigation settlements and accruals established in 2002 in connection with all remaining CUC-related securities litigation. Also contributing to the favorable EBITDA change was a $33 million reduction in bonus expenses and other incentive-based compensation. In addition, EBITDA was favorably impacted by a greater absorption of overhead expenses by our reportable operating segments during 2003 compared with 2002 principally due to revenue growth at our business units (expenses are allocated on a percentage of revenue basis) and expense allocations in 2003 to companies acquired during 2002. Partially offsetting favorable EBITDA was a $10 million accrual recorded in 2003 to revise our original estimate of costs to exit a facility in connection with the previous outsourcing of our data center operations.

RESULTS OF OPERATIONS—2002 vs. 2001

Our consolidated results from continuing operations comprised the following:

	2002	2001	Change
Net revenues	$14,025	$8,612	$5,413
Total expenses	12,478	7,950	4,528
Gains on dispositions of businesses	—	443	(443)
Losses on dispositions of businesses	—	(26)	26
Impairment of investments	—	(441)	441

Income before income taxes, minority interest and equity in Homestore	1,547	638	909
Provision for income taxes	516	207	309
Minority interest, net of tax	22	24	(2)
Losses related to equity in Homestore, net of tax	—	77	(77)

Income from continuing operations	$1,009	$330	$679

Net revenues and total expenses increased approximately $5.4 billion and approximately $4.5 billion, respectively, during 2002 primarily due to the acquisitions of the following businesses, which contributed revenues and expenses (including depreciation and amortization expense) for the relative Pre-Anniversary periods as follows:

Acquired Business	Date of Acquisition	Pre-Anniversary Net Revenues	Pre-Anniversary Total Expenses
Avis Group Holdings, Inc.	March 2001	$575	$582
Fairfield Resorts, Inc.	April 2001	137	123
Galileo International, Inc.	October 2001	1,199	852
NRT (a)	April 2002	3,034	2,881	(b)
Trendwest	April 2002	348	289	(c)
Net asset of Budget Group, Inc.	November 2002	164	162

Total Contributions		$5,457	$4,889

(a)
Represents NRT (including the settlement services business of NRT) and NRT's significant brokerage acquisitions subsequent to our ownership.
(b)
Excludes $235 million of non-cash amortization of the pendings and listings intangible asset and $27 million of acquisition and integration related costs, which are discussed below.
(c)
Excludes $21 million of non-cash amortization of the pendings and listings intangible asset and $1 million of acquisition and integration related costs, which are discussed below.

In addition to the contributions made by acquired businesses, net revenues were favorably impacted by growth in our Real Estate Franchise and Operations, Mortgage Services and Vehicle Services segments (exclusive of acquisitions), which also contributed to the increase in total expenses as we incurred additional expenses to support this growth. Further contributing to the increase in total expenses is $173 million of additional acquisition and integration related charges recorded during 2002—see Note 4 to our Consolidated Financial Statements for a detailed discussion of acquisition and integration related charges recorded in 2002 and 2001. Partially offsetting the increase in total expenses recorded during 2002 was a $392 million reduction in restructuring and other unusual charges—see Note 10 to our Consolidated Financial Statements for a detailed discussion of restructuring and other unusual charges recorded during 2002 and 2001.

Additionally, our 2001 operating results were impacted by gains and losses related to the dispositions of businesses, as well as by losses related to the impairment of investments, while our 2002 results were not impacted by such events. During 2001, these events resulted in (i) $443 million of gains primarily related to the sale of our real estate Internet portal ($436 million), (ii) $26 million of losses related to the dispositions of non-strategic businesses and (iii) $441 million of losses related to the impairment of our investments in Homestore, Inc. ($407 million) and lodging and Internet-related businesses ($34 million).

Our overall effective tax rate was 33.4% and 32.4% for 2002 and 2001, respectively. The effective rate for 2002 was higher due to the negative impact of a reduction in the amount of foreign tax credits and state net operating losses that were utilized, which were only partially offset by the benefit from the impact on the tax provision from the elimination of goodwill amortization.

Our 2001 operating results were also negatively impacted by after-tax losses of $77 million related to our equity ownership in Homestore, which was received in connection with the sale of our Internet real estate portal to Homestore in February 2001. For a detailed discussion regarding the sale of our real estate Internet portal and our investment in Homestore, refer to Notes 2 and 26 to our Consolidated Financial Statements.

As a result of the above-mentioned items, income from continuing operations increased $679 million during 2002.

Discussed below are the results of operations for each of our reportable segments, which has been revised to reflect the previously described change in the performance measure that we use to evaluate the operating results of our reportable segments.

	Revenues			EBITDA
	2002	2001	% Change	2002	2001	% Change
Real Estate Franchise and Operations	$3,950	$1,097	260%	$802	$480	67%
Mortgage Services	750	764	(2)	30	239	(87)
Hospitality Services	2,180	1,522	43	625	450	39
Travel Distribution Services	1,695	437	288	526	78	574
Vehicle Services	4,274	3,402	26	408	226	81
Marketing Services	1,163	1,320	(12)	371	262	42

Total Reportable Segments	14,012	8,542	64	2,762	1,735	59
Corporate and Other (a)	13	70	*	(200)	(381)	*

Total Company	$14,025	$8,612	63	2,562	1,354

Less: Non-program related depreciation and amortization				455	462
Non-program related interest expense, net				262	254
Early extinguishment of debt				42	—
Amortization of pendings and listings				256	—

Income before income taxes, minority interest and equity in Homestore				$1,547	$638

*
Not meaningful.
(a)
Includes the results of operations of our non-strategic businesses, unallocated corporate overhead and the elimination of transactions between segments.

Real Estate Franchise and Operations

Revenues and EBITDA increased $2.9 billion (260%) and $322 million (67%), respectively, during 2002 principally driven by the acquisition of NRT (the operating results of which have been included in our consolidated results since April 17, 2002). NRT contributed revenue and EBITDA of $3.0 billion and $338 million, respectively, from the acquisition date forward.

Our real estate franchise business generated $443 million of royalty and marketing fund revenues during 2002 as compared with $553 million in 2001. The 2002 and 2001 amounts include $66 million and $220 million, respectively, of revenues received from NRT, our wholly-owned real estate brokerage firm, prior to our acquisition on April 17, 2002, at which time NRT was our largest franchisee. Excluding the impact of the acquisition, royalty and marketing fund revenues increased $44 million (13%), which was principally driven by a 10% increase in the average price of homes sold. NRT continues to pay royalties and marketing fund fees to our real estate franchise business. However, these intercompany royalties and marketing fund fees for the period April 17, 2002 through December 31, 2002, which approximated $208 million, are eliminated in consolidation and therefore have no impact on this segment's revenues or EBITDA.

Revenues and EBITDA of this segment were also negatively impacted by a reduction of $44 million in revenue generated from relocation activities as a result of a decline in relocation-related homesale activity and lower interest rates charged to our clients. Also contributing to the increase in EBITDA is the absence in 2002 of a $95 million charge recorded during 2001 related to the funding of an irrevocable contribution to the Real Estate Technology Trust. Excluding the acquisition of NRT, operating and administrative expenses within this segment decreased $29 million primarily due to a reduction in relocation-related costs, adjusting to a weaker corporate spending environment, partially offset by increased home sale transactions.

Mortgage Services

Revenues and EBITDA decreased $14 million (2%) and $209 million (87%), respectively, during 2002 compared with 2001 principally due a $275 million non-cash provision for impairment of our MSR asset, which was recorded during 2002. As noted elsewhere herein under "Critical Accounting Policies," the valuation of our MSR asset is generated by numerous estimates and assumptions, the most noteworthy being future prepayment rates, which represent the borrowers' propensity to refinance their mortgages. Today's mortgage industry enables homeowners to more easily refinance than they could in the past producing a change in consumer behavior that results in a greater likelihood to refinance in periods of declining interest rates, as experienced in the third quarter of 2002. During such period, interest rates on ten-year Treasury notes and 30-year mortgages declined by 120 basis points and 80 basis points, respectively, which at such time, resulted in the lowest interest rate levels in 41 years. As a result, we recognized that steep declines in interest rates experienced throughout the quarter and the related impact on current borrower prepayment behavior necessitated an increase to our estimate of future prepayment rates. Therefore, we updated the third party model we use to value our MSR asset to one that had recently become available in the marketplace, and revised our assumptions in order to better reflect more current borrower prepayment behavior. The combination of these factors resulted in increases to our estimated future loan prepayment rates, which negatively impacted the value of our MSR asset, hence requiring the provision for impairment of our MSR asset. Further declines in interest rates due to a weakening economy and geopolitical risks, which result in an increase in refinancing activity or changes in the methodology of valuing our MSR asset, could adversely impact the valuation.

Excluding the $275 million non-cash provision for impairment of our MSR asset, revenues in this segment increased $28 million in 2002 compared with 2001 as revenue growth from mortgage production was principally offset by a decline in net revenues from mortgage servicing activities. Revenues from mortgage loan production increased $228 million (35%) in 2002 compared with the prior year due to substantial growth in our fee-based mortgage origination operations (explained below) and a 6% increase in the volume of loans that we packaged and securitized (sold by us). In 2002, revenues generated from our fee-based outsourcing and broker origination business grew at a faster rate than revenues generated from packaging and selling mortgage loans to the secondary market ourselves. Production fee income on fee-based loans is generated at the time of closing, whereas originated mortgage loans held for sale generate revenues at the time of sale (within 60 days after closing). Accordingly, our production revenue is driven by more of a mix in both mortgage loans closed and mortgage loans sold (as opposed to just loans sold). Production loans sold increased $2.1 billion (6%), generating incremental production revenues of $83 million. Mortgage loans closed increased $14.8 billion (33%) to $59.3 billion, comprised of a $14.0 billion (206%) increase in closed loans that were fee-based and a $750 million (2%) increase in closed loans to be securitized. The increase in fee-based loan volume contributed incremental production revenues of $145 million in 2002 compared with 2001. Purchase mortgage closings grew 14% to $28.7 billion, and refinancings increased 58% to $30.6 billion. Additionally, in connection with our securitized loans we realized an increase in margin which is consistent with the mortgage industry operating at a higher percentage of loan production capacity.

Net revenues from servicing mortgage loans declined $199 million, excluding the $275 million non-cash provision for impairment of our MSR asset. However, recurring servicing fees (fees received for servicing existing loans in the portfolio) increased $59 million (17%) primarily due to a 20% year-over-year increase in the average servicing portfolio. Such recurring activity was more than offset by $361 million of increased mortgage servicing rights amortization and valuation adjustments due to the high levels of refinancings and related loan prepayments, resulting from the lower interest rate environment, partially offset by $112 million of incremental net gains from hedging and other derivative activities to protect against changes in the fair value of our MSR asset due to fluctuations in interest rates.

Revenue in 2002 also benefited from our acquisition of NRT's settlement services business on April 17, 2002. The operating results of NRT's settlement services business were included from the acquisition date forward and, therefore, contributed $169 million of revenues and $30 million of EBITDA in 2002. Additionally, we merged our pre-existing settlement services businesses with and into the larger scale settlement services business of NRT (both of which are included in this segment). Upon combining such businesses, we changed certain accounting presentations used by our pre-existing businesses to conform to the presentations used by NRT. Such change resulted in an increase of $50 million in revenues. Excluding the acquisition of NRT's settlement services business and this change in presentation, our settlement services business generated incremental revenues of $14 million compared with 2001. Title, appraisal and other closing fees all increased due to higher volumes consistent with the level of refinance activity experienced by our mortgage business.

Also contributing to the increase in EBITDA is the absence in 2002 of a $94 million charge related to the impairment of our mortgage servicing rights. This $94 million charge did not impact revenue as it was separately presented as an expense on our Consolidated Statement of Income for 2001 (see Note 6 to our Consolidated Financial Statements for more information concerning this presentation).

Operating and administrative expenses within this segment increased approximately $103 million compared to 2001 primarily due to the direct costs incurred in connection with increased mortgage loan production and related servicing activities.

Hospitality Services

Revenues and EBITDA increased $658 million (43%) and $175 million (39%), respectively, primarily due to the acquisitions of Fairfield Resorts, Inc. in April 2001, Trendwest in April 2002 and Equivest in February 2002 and certain other vacation rental companies abroad in 2002 and 2001. Fairfield, for the first quarter of 2002 (the period in which no comparable results were included in 2001), Trendwest, Equivest and the other acquired vacation rental companies, contributed incremental revenues of $137 million, $348 million, $107 million, and $41 million, respectively, and incremental EBITDA of $18 million, $62 million, $24 million and $5 million, respectively, in 2002 compared with 2001.

Excluding the impact from these acquisitions, revenues and EBITDA increased $18 million and $66 million, respectively, year-over-year. Growth within our Vacation Rental Group (exclusive of acquisitions)

contributed incremental revenues of $13 million in 2002 due to an increase in vacation weeks sold, primarily attributable to improved marketing efforts. Timeshare subscription and transaction revenues within our timeshare exchange business increased $29 million (7%) primarily due to increases in exchange transactions and the average exchange fee. During 2002, we recognized an incremental $14 million of income from providing the financing on timeshare unit sales at our Fairfield subsidiary. The additional financing income was generated as a result of a 9% increase in the volume of contracts sold and a greater margin realized on contract sales as we benefited from a lower interest rate environment in 2002 compared with 2001. Results within our lodging franchise operation continued to be suppressed during 2002, subsequent to the September 11, 2001 terrorist attacks and their impact on an already weakening travel industry. Accordingly, royalties, marketing fund and reservations revenues within our lodging franchise operations were down $10 million (3%) in 2002 compared with 2001 and initial franchise fees were down $7 million over the same periods. However, comparable year-over-year occupancy levels in our franchised lodging brands have shown improvement during 2002. In addition, Preferred Alliance revenues and EBITDA declined $9 million in 2002 compared with 2001, primarily from contract expirations and a contract termination payment received in the prior year.

Further contributing to the increase in EBITDA is a benefit of $20 million from a venture master license agreement with Marriott International, Inc. entered into during 2002, which converted the ownership of a third party license agreement. Upon the change in ownership, the license fee, formerly included within operating expenses, is now recorded as a minority interest expense (below EBITDA). EBITDA in this segment also benefited in 2002 from the absence of $62 million of charges incurred during 2002 primarily in connection with the September 11, 2001 terrorist attacks ($51 million principally related to restructuring and other initiatives and $11 million related to the impairment of a lodging investment). Excluding acquisitions, operating and administrative expenses within this segment increased approximately $47 million in 2002 principally to support continued volume-related growth in our timeshare exchange business throughout 2002 compared to 2001.

Travel Distribution Services

Revenues and EBITDA increased $1.3 billion and $448 million, respectively, in 2002 compared with 2001, due to the October 2001 acquisitions of Galileo and Cheap Tickets. The Galileo acquisition for the nine months ended September 30, 2002 (the period in which no comparable results were included in 2001) contributed incremental revenues and EBITDA of $1.2 billion and $410 million, respectively, while Cheap Tickets contributed incremental revenues of $36 million and EBITDA losses of $7 million over the same period. In addition, during the summer of 2002, we acquired Lodging.com and Trust International, two companies that supply reservation and distribution solution services to the hospitality industry. Lodging.com and Trust International's operating results were included from the acquisition dates forward and collectively contributed revenue of $16 million with no contribution to EBITDA during 2002. Excluding the incremental contributions from the above-mentioned acquisitions, revenues and EBITDA of this segment increased $7 million and $45 million, respectively, in 2002 compared with 2001.

Galileo subscriber fees and EBITDA increased $26 million and $3 million, respectively, during 2002 due to the acquisition of national distribution companies ("NDCs") in Europe. NDCs are independent organizations that market and sell Galileo global distribution and computer reservation services to travel agents and other subscribers. Partially offsetting this increase was a decline of $15 million in revenues generated from our travel agency business due to reductions in commission rates paid by the airlines, available net rate air inventory and members of travel-related clubs which are serviced by us.

EBITDA in this segment also benefited in 2002 from the absence of $23 million of charges incurred during 2001 in connection with the acquisitions of Galileo and Cheap Tickets.

Beginning with the fourth quarter 2002, all quarterly periods became comparable in terms of being subsequent to the acquisitions of Galileo and Cheap Tickets and the September 2001 terrorist attacks. In fourth quarter 2002, Galileo air travel booking fees were relatively constant, compared with fourth quarter

2001, as a 5% increase in booking volumes was substantially offset by a 4% decline in the effective yield per booking. The decline in effective yield was heavily influenced by unusually high cancellation and re-booking activity in the fourth quarter of 2001 due to the September 11, 2001 terrorist attacks. EBITDA in fourth quarter 2002 (the period comparable with 2001) includes cost savings of approximately $10 million that were realized in connection with the integration of the Galileo and Cheap Tickets businesses, including cost reduction efforts that were initiated during fourth quarter 2001 to reflect expected business volumes subsequent to the September 11, 2001 terrorist attacks.

Vehicle Services

Revenues and EBITDA increased $872 million (26%) and $182 million (81%), respectively, in 2002 versus the comparable prior year. Principally driving these increases were the incremental contributions made by Avis Group Holdings, Inc. (comprised of the Avis rental car business and our fleet management operations), which we acquired on March 1, 2001. Prior to the acquisition of Avis, revenues and EBITDA of this segment consisted of franchise royalties received from Avis and earnings (losses) from our equity investment in Avis. Avis' operating results were included from the acquisition date forward and therefore included ten months of results in 2001 (March through December). Accordingly, the Avis acquisition for January and February of 2002 (the period for which no comparable results were included in 2001) contributed incremental revenues and EBITDA of $575 million and $6 million, respectively. Additionally, the operating results of Budget were also included from the acquisition date of November 22, 2002 forward and contributed revenues and EBITDA of $164 million and $6 million, respectively, in 2002.

On a comparable basis, excluding the acquisition of Budget (ten months ended December 31, 2002 versus the comparable prior year period), revenues and EBITDA increased $133 million and $162 million, respectively.

For the ten months ended December 31, 2002, Avis car rental revenues increased $157 million (7%) over the comparable period in 2001, primarily due to a 7% increase in time and mileage revenue per rental day. A majority of the increase in time and mileage revenue per rental day was supported by an increase in pricing, the impact of which flows to EBITDA, and an increased share of domestic airport revenue generated by car rental companies. The increase in EBITDA was principally supported by the gross margin on the revenue growth. Avis' revenues are primarily derived from car rentals at airport locations. Through November 2002 (the last period for which information is available), approximately 84% of Avis' revenues were generated from car rental locations at airports. Avis increased its share of total car rental revenues generated at domestic airports through November 2002 to 23.7% compared with a 22.5% share over the same eleven month period last year and has recognized airport revenue share gains in consecutive months since February 2002. For the eleven months ended November 30, 2002, Avis realized a 3.5% increase in its comparable year-over-year domestic airport revenues versus a total market segment decline of 1.6% over the same periods.

In our vehicle leasing and fleet management program businesses, revenues collectively declined $25 million (2%) during the comparable ten months ended December 31, 2002 compared with 2001, principally due to lower interest expense on vehicle funding, which is substantially passed through to clients and therefore results in lower revenues but has minimal EBITDA impact. This was partially offset by an increase in depreciation on leased vehicles which is also passed through to clients. EBITDA for this segment also benefited in 2002 from the absence of $58 million of charges recorded in 2001 primarily in connection with restructuring and other initiatives undertaken as a result of the September 11, 2001 terrorist attacks.

Marketing Services

EBITDA increased $109 million (42%) in 2002 compared with 2001 despite a $157 million (12%) decrease in revenue. EBITDA was favorably impacted by the outsourcing of our individual membership business, in which a net decline of $143 million in membership-related revenues (net of $6 million of royalty income from Trilegiant) due to a lower membership base was more than offset by a net reduction in expenses from servicing fewer members and not directly incurring the cost of marketing to solicit new members.

Marketing expenses decreased by $122 million in 2002 compared with 2001 due to a reduction in new member marketing costs in 2002. In addition, during fourth quarter 2001, Trilegiant increased its solicitation efforts and incurred $56 million of marketing costs that we were contractually required to fund and, as such, expense. In addition, membership operating expenses decreased by approximately $110 million due to cost savings from servicing fewer members. During third quarter 2001, we incurred $41 million of transaction-related expenses in connection with the outsourcing of our membership business to Trilegiant, the absence of which in 2002 also contributed to the increase in EBITDA.

Our domestic insurance/wholesale businesses generated $14 million less revenue in 2002 compared with 2001 from a lower profit share from insurance companies as a result of higher than expected claims. This was offset by growth within our international loyalty solutions operations. Partially offsetting the decline in EBITDA for this segment was a benefit in 2002 from the absence of $10 million of charges recorded in 2001 in connection with restructuring and other initiatives undertaken as a result of the September 11, 2001 terrorist attacks.

Corporate and Other

Revenue decreased $57 million and EBITDA increased $181 million in 2002 compared with 2001. In February 2001, we sold our real estate Internet portal, move.com, and certain ancillary businesses, the operations of which collectively accounted for a year-over-year decline in revenues of $14 million and EBITDA of $7 million. Revenues recognized from providing electronic reservation processing services to Avis prior to the acquisition of Avis resulted in a $15 million revenue decrease with no EBITDA impact as Avis paid royalties but was billed for reservation services at cost. Revenues also included incremental inter-segment revenue eliminations in 2002 due to increased intercompany business activities, principally resulting from acquisitions. EBITDA benefited in 2002 from $453 million of losses recorded during 2001, which were principally related to the impairment of our investment in Homestore. Partially offsetting this improvement was the absence in 2002 of a gain of $436 million that was recorded in 2001 in connection with the sale of our real estate Internet portal. EBITDA for this segment also benefited in 2002 from the absence of the following charges recorded during 2001: (i) the funding of Trip Network ($85 million), (ii) the outsourcing of our information technology operations to IBM in connection with the acquisition of Galileo ($78 million) and (iii) restructuring and other initiatives undertaken as a result of the September 11, 2001 terrorist attacks ($35 million). Partially offsetting such year-over-year EBITDA benefits were higher unallocated corporate overhead costs in 2002 due to increased administrative expenses and infrastructure expansion to support company growth.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

We present separately the financial data of our management and mortgage programs. These programs are distinct from our other activities as the assets are generally funded through the issuance of debt that is collateralized by such assets. Specifically, in our vehicle rental, fleet management, relocation, mortgage services and vacation ownership businesses, assets under management and mortgage programs are funded through either borrowings under asset-backed funding arrangements or unsecured borrowings at our PHH subsidiary. Such borrowings are classified as debt under management and mortgage programs. The income generated by these assets is used, in part, to repay the principal and interest associated with the debt. Cash inflows and outflows relating to the generation or acquisition of such assets and the principal debt repayment or financing of such assets are classified as activities of our management and mortgage programs. We believe it is appropriate to segregate the financial data of our management and mortgage programs because, ultimately, the source of repayment of such debt is the realization of such assets.

FINANCIAL CONDITION

	2003	2002	Change
Total assets exclusive of assets under management and mortgage programs	$21,479	$20,749	$730
Total liabilities exclusive of liabilities under management and mortgage programs	12,778	12,475	303
Assets under management and mortgage programs	17,593	15,180	2,413
Liabilities under management and mortgage programs	16,108	13,764	2,344
Mandatorily redeemable preferred interest in a subsidiary	—	375	(375)
Stockholders' equity	10,186	9,315	871

Total assets exclusive of assets under management and mortgage programs increased primarily due to increases in cash and cash equivalents (see "Liquidity and Capital Resources—Cash Flows" for a detailed discussion) and goodwill, which primarily resulted from current period acquisitions and the ultimate settlement of tax bases on prior period acquisitions with the tax authorities (see Note 5 to our Consolidated Financial Statements). Such increases were partially offset by (i) a reduction in timeshare-related inventory as a result of a reclassification to assets under management and mortgage programs, as such assets were financed under a program during first quarter 2003; (ii) a decrease in non-current deferred income taxes primarily resulting from the utilization of a portion of our net operating loss carryforward and the ultimate settlements with tax authorities discussed above and (iii) the sale of real estate in the normal course of our mortgage services business.

Total liabilities exclusive of liabilities under management and mortgage programs increased primarily due to (i) an increase in deferred income principally resulting from the consolidation of Trilegiant and (ii) gains on derivatives we use to hedge the interest rate risk associated with our outstanding corporate indebtedness, which are deferred and will be recognized over future periods as an offset to interest expense. Such increases were offset by a net reduction in outstanding corporate debt (see "Liquidity and Capital Resources—Financial Obligations—Corporate Indebtedness" for a detailed account of this reduction).

Assets under management and mortgage programs increased primarily due to growth in our mortgage and vehicle businesses, the impact of FIN 46 and the impact of changes to the underlying structures of certain of our securitization facilities. Specifically contributing to the increase were increases in (i) our mortgage loans held for sale principally due to the consolidation of Bishop's Gate Residential Mortgage Trust; (ii) our MSR asset principally resulting from an increase in the aggregate amount of the mortgage portfolio we service; (iii) our relocation receivables principally due to the consolidation of Apple Ridge Funding LLC; (iv) our timeshare-related assets principally resulting from the consolidation of the Sierra Receivable Funding entities, the acquisition of FFD Development Company, LLC and the reclassification of timeshare-related inventory (referred to above) and (v) our vehicle-related assets primarily due to the purchase of vehicles used in our vehicle rental operations. See "Liquidity and Capital Resources—Financial Obligations—Debt under Management and Mortgage Programs" for a more extensive discussion regarding the impact of FIN 46 and the changes to the underlying structures of Apple Ridge and the Sierra entities.

Liabilities under management and mortgage programs increased primarily due to the consolidation of Bishop's Gate, the Sierra entities and Apple Ridge and additional debt borrowings to support the growth in our portfolio of assets under management and mortgage programs, as discussed above (see "Liquidity and Capital Resources—Financial Obligations—Debt Under Management and Mortgage Programs" for a detailed account of the change in debt related to management and mortgage programs).

The decrease in mandatorily redeemable preferred interest represents our prepayment of these securities in September 2003.

Stockholders' equity increased primarily due to (i) $1,172 million of net income generated during 2003, (ii) $540 million related to the exercise of employee stock options (including $106 million of tax benefit) and (iii) $143 million of favorable foreign currency translation adjustments. Such increases were partially offset by our repurchase of $1,099 million (65 million shares) in CD common stock.

LIQUIDITY AND CAPITAL RESOURCES

Our principal sources of liquidity are cash on hand and our ability to generate cash through operations and financing activities, as well as available funding arrangements and committed credit facilities, each of which is discussed below.

Cash Flows

At December 31, 2003, we had $839 million of cash on hand, an increase of $714 million from $125 million at December 31, 2002. The following table summarizes such increase:

	Year Ended December 31,
	2003	2002		Change
Cash provided by (used in):
Operating activities	$7,144	$1,032	(a)	$6,112
Investing activities	(3,393)	(1,729)	(b)	(1,664)
Financing activities	(3,081)	(1,261)		(1,820)
Effects of exchange rate changes on cash and cash equivalents	(7)	41		(48)
Cash provided by discontinued operations	51	100		(49)

Net change in cash and cash equivalents	$714	$(1,817)		$2,531

(a)
Includes (i) the 2002 application of $1.41 billion of payments made to the stockholder litigation settlement trust in 2001 to extinguish a portion of the principal stockholder litigation settlement liability and (ii) $1.44 billion of payments made during 2002 to extinguish a portion of the principal stockholder litigation settlement liability.
(b)
Includes $1.41 billion of proceeds from the principal stockholder litigation settlement trust, which were used during the same period to extinguish a portion of the principal stockholder litigation settlement liability, as discussed in (a) above.

During 2003, we generated approximately $6.1 billion more cash from operating activities as compared with 2002. This change principally reflects the completion of our funding the principal stockholder litigation settlement liability in 2002, as noted in the table above. Excluding the effects of the principal stockholder litigation settlement funding, net cash provided by operating activities increased by approximately $3.3 billion. Such change primarily represents (i) stronger operating results, (ii) better management of our working capital, (iii) proceeds received from the termination of fair value interest rate hedges of corporate debt instruments and (iv) activities of our management and mortgage programs, which produced a larger cash inflow in 2003 resulting primarily from timing differences between the receipt of cash on the sale of previously originated mortgage loans and the origination of new mortgage loans.

During 2003, we used approximately $1.7 billion more cash in investing activities as compared with 2002. This change principally reflects the absence in 2003 of (i) $1.41 billion of proceeds received in 2002 from the stockholder litigation settlement trust, which represented funds that we deposited to the trust in 2001 that were then used in 2002 to fund the stockholder litigation settlement liability, as discussed above, and (ii) approximately $1.2 billion in net proceeds received from the May 2002 sale of our car parking facility business. Excluding these amounts, we used approximately $900 million less cash for investing activities during 2003 as compared to 2002. This decrease primarily reflects our decision to significantly curtail acquisitions, as evidenced by a reduction of more than $1 billion in cash used for this purpose. Also contributing to this change were incremental proceeds received in 2003 on the sale of assets, including our investment in Entertainment Publications, Inc. and the sale/leaseback of two of our facilities. We also increased our capital expenditures in 2003 by $68 million to support operational growth and businesses acquired in 2002, and to enhance marketing opportunities and develop operating efficiencies through technological improvements. We anticipate aggregate capital expenditure investments for 2004 to be in the range of $525 million to $575 million. We also used $315 million more cash in 2003 compared with 2002 in the investment activities of our management and mortgage programs due primarily to timing differences within our timeshare and relocation programs similar to those discussed above with respect to mortgage activities. The increase in cash utilization was partially offset by a reduction in the year-over-year net cash outflow resulting from investments in and payments received on vehicles.

During 2003, we used approximately $3.1 billion of net cash in financing activities as compared to using approximately $1.3 billion of net cash during 2002. While we benefited from approximately $2.6 billion of proceeds received during 2003 on the issuance of fixed-rate debt, this cash was deployed primarily to increase debt repayments and share repurchases period-over-period. These actions demonstrate our commitment to reducing outstanding corporate indebtedness and returning shareholder value. Further contributing to this change is an increase of $1.9 billion in the cash used in the financing activities of our management and mortgage programs, primarily resulting from greater repayments of borrowings in 2003. See "Liquidity and Capital Resources—Financial Obligations" for a detailed discussion of financing activities during 2003.

Throughout 2004, we intend to continue to demonstrate our commitment to improving our balance sheet by reducing corporate indebtedness and repurchasing outstanding shares of our common stock. In February 2004, virtually all holders of our zero coupon senior convertible contingent notes elected to convert their notes into shares of our common stock. As a result, our corporate indebtedness decreased by an additional $430 million. In order to reduce the impact on our outstanding shares of holders converting these notes into approximately 22 million shares of common stock, we intend to use available cash that otherwise would have been used to redeem these notes to repurchase a corresponding number of shares of our common stock in the open market. We currently also expect to use cash to redeem our zero coupon convertible debentures and 3 7/8% convertible senior debentures on or subsequent to their call dates (May 2004 and November 2004, respectively); however, holders of these instruments may convert them into shares of our common stock if the price of such stock exceeds the stipulated thresholds (which were not met as of February 27, 2004) or upon the exercise of our call provisions. We also expect to utilize cash during second quarter 2004 to redeem our outstanding 11% senior subordinated notes. Finally, on February 11, 2004, our Board of Directors declared a quarterly cash dividend of $0.07 per share. While we expect to use approximately $280 million of cash to pay dividends in 2004, although no assurances can be made, we anticipate increasing the dividend over time as our earnings and cash flow grow.

FINANCIAL OBLIGATIONS

At December 31, 2003, we had approximately $20.8 billion of indebtedness (including corporate indebtedness of $5.1 billion, Upper DECS of $863 million and debt under management and mortgage programs of $14.8 billion).

Corporate Indebtedness

Corporate indebtedness consisted of:

	Earliest Mandatory Redemption Date	Final Maturity Date	As of December 31, 2003	As of December 31, 2002	Change
Term notes
7 3/4% notes	December 2003	December 2003	$—	$966	$(966)
6 7/8% notes	August 2006	August 2006	849	849	—
6 1/4% notes	January 2008	January 2008	797	—	797
11% senior subordinated notes	May 2009	May 2009	333	530	(197)
6 1/4% notes	March 2010	March 2010	348	—	348
7 3/8% notes	January 2013	January 2013	1,190	—	1,190
7 1/8% notes	March 2015	March 2015	250	—	250
Contingently convertible debt securities
Zero coupon senior convertible contingent notes	February 2004	February 2021	430	420	10
Zero coupon convertible debentures	May 2004	May 2021	7	857	(850)
3 7/8% convertible senior debentures	November 2004	November 2011	804	1,200	(396)
Other
Revolver borrowings		December 2005	—	600	(600)
Net hedging gains			31	89	(58)
Other			100	90	10

			5,139	5,601	(462)
Mandatorily redeemable preferred interest in a subsidiary			—	375	(375)
Upper DECS			863	863	—

			$6,002	$6,839	$(837)

(*)
As of December 31, 2003, the balance represents $201 million of realized gains resulting from the termination of fair value interest rate hedges, which we will amortize to reduce future interest expense. Such gains are partially offset by $170 million of mark-to-market adjustments on new fair value interest rate hedges. As of December 31, 2002, the balance represents $51 million of realized gains resulting from the termination of fair value interest rate hedges and $38 million of mark-to-market adjustments on new fair value interest rate hedges.

The change in our total corporate debt reflects the issuance of $2.6 billion in notes with maturity dates ranging from five to twelve years, the proceeds of which were primarily used to repurchase debt with nearer-term maturities or mandatory redemption provisions. During 2003, we repurchased/repaid approximately $3.5 billion of our outstanding corporate debt, approximately $1.8 billion of which was scheduled to mature or potentially become due in 2003 (7 3/4% notes and zero coupon convertible debentures) and $396 million of which was scheduled to potentially become due in November 2004 (3 7/8% convertible senior debentures). Through these repurchases, we have not only eliminated a significant liquidity need, we also removed 49.7 million shares of potential dilution from our future earnings per share. The number of shares of common stock potentially issuable for each of our contingently convertible debt securities is detailed below (in millions):

	As of December 31, 2003	As of December 31, 2002	Change
Zero coupon senior convertible contingent notes (*)	22.0	22.0	—
Zero coupon convertible debentures	0.3	33.5	(33.2)
3 7/8% convertible senior debentures	33.4	49.9	(16.5)

	55.7	105.4	(49.7)

(*)
As previously discussed, in February 2004, holders of our zero coupon senior convertible contingent notes converted such notes into shares of CD common stock. We used the cash that otherwise would have been used to redeem these notes to repurchase a corresponding number of shares of CD common stock in the open market.

The 3 7/8% senior convertible debentures may be converted prior to maturity during each three-month period if the closing sale price of CD common stock exceeds a threshold, which through November 27, 2004 is $28.32. In addition, the holders of the debentures have the right to require us to repurchase the debentures on November 27, 2004, and we have the right to redeem the debentures at any time after such date, in each case at par plus accrued interest, if any. Although no assurances can be given, it is our intention to redeem the remaining debentures for cash following such date. We would expect to have cash on hand, as well as available capacity under our credit facilities in order to fund such redemption. Upon notice of our intent to redeem the debentures, the holders will have the right to convert their debentures, and we would expect holders to exercise such conversion right if the price of CD common stock exceeds $24.05 per share. To the extent that holders convert their debentures, we would expect to use amounts intended to fund redemptions to repurchase shares of CD common stock in the open market. The significant terms for our outstanding debt instruments at December 31, 2003 can be found in Note 15 to our Consolidated Financial Statements.

Upper DECS

Because the Upper DECS obligate holders to purchase shares of our CD common stock at a price determined by the average closing price of CD common stock during a 20-trading-day period ending in August 2004, the Upper DECS are functionally equivalent to issuing shares of CD common stock subject to an issue-price collar, with a delay in issuance until 2004. At the time of issuance of the Upper DECS, we believed that the impact of issuing the Upper DECS would be favorable compared to an equivalent immediate issuance of common stock. Upon settlement of the forward purchase contracts, we expect to issue shares of CD common stock in the range of approximately 30.3 million to 40.1 million (depending upon the price of CD common stock) and to receive gross proceeds in cash of approximately $863 million. As of December 31, 2003, upon maturity of the senior notes that were currently a component of the Upper DECS in August 2006 we would be required to repay $863 million in cash. The significant terms for the Upper DECS can be found in Note 15 to our Consolidated Financial Statements.

Debt Under Management and Mortgage Programs

In connection with FIN 46, our debt under management and mortgage programs now reflects the debt issued by Bishop's Gate, a bankruptcy remote special purpose entity ("SPE") that we utilize to warehouse mortgage loans we originate prior to selling them into the secondary market. Additionally, as a result of the adoption of FIN 46R, the debt of AESOP Funding II, LLC, a bankruptcy remote special purpose limited liability company that we utilize to finance the acquisition of vehicles, which was previously reflected within our debt under management and mortgage programs, is now presented separately on our Consolidated Balance Sheet as related party debt under management and mortgage programs. See Note 16 to our Consolidated Financial Statements for more information regarding Bishop's Gate and AESOP Funding.

Debt under management and mortgage programs also reflects the debt issued by the Sierra entities, which are bankruptcy remote SPEs that we utilize to securitize timeshare receivables generated from the sale of vacation ownership interests by our timeshare business, and Apple Ridge, a bankruptcy remote SPE that we utilize to securitize relocation receivables generated from advancing funds to clients of our relocation business. During 2003, the underlying structures of the Sierra entities and Apple Ridge were amended in a manner that resulted in these entities no longer meeting the criteria to qualify as off-balance sheet entities. Consequently, we now consolidate these entities and the debt issued is reflected within debt under management and mortgage programs as of December 31, 2003. The following table summarizes the components of our debt under management and mortgage programs (including related party debt due to AESOP Funding):

	As of December 31,
	2003	2002	Change
Asset-Backed Debt:
Vehicle rental program
AESOP Funding	$5,644	$4,029	$1,615
Other	651	2,053	(1,402)
Vehicle management program	3,118	3,058	60
Mortgage program
Bishop's Gate (a)	1,651	—	1,651
Other	—	871	(871)
Timeshare program
Sierra (b)	774	—	774
Other	335	145	190
Relocation program
Apple Ridge (c)	400	—	400
Other	—	80	(80)

	12,573	10,236	2,337

Unsecured Debt:
Term notes	1,916	1,421	495
Commercial paper	164	866	(702)
Bank loans	—	107	(107)
Other	132	117	15

	2,212	2,511	(299)

Total debt under management and mortgage programs	$14,785	$12,747	$2,038

(a)
As of December 31, 2002, Bishop's Gate had $2.5 billion of debt outstanding.
(b)
As of December 31, 2002, the Sierra entities had $550 million of debt outstanding.
(c)
As of December 31, 2002, Apple Ridge had $490 million of debt outstanding.

The significant terms for our outstanding debt instruments under management and mortgage programs at December 31, 2003 can be found in Note 16 to our Consolidated Financial Statements.

AVAILABLE FUNDING ARRANGEMENTS AND COMMITTED CREDIT FACILITIES

At December 31, 2003, we had approximately $7.6 billion of available funding arrangements and committed credit facilities (comprised of approximately $1.7 billion of availability at the corporate level and approximately $5.9 billion available for use in our management and mortgage programs). As of December 31, 2003, the committed credit facilities at the corporate level consisted of:

	Total Capacity	Borrowings Outstanding	Letters of Credit Issued	Available Capacity
Maturing in December 2005	$2,900	$—	$1,169	$1,731

Available funding under our asset-backed debt programs and committed credit facilities related to our management and mortgage programs as of December 31, 2003 consisted of (including related party debt due to AESOP Funding):

	Total Capacity	Outstanding Borrowings	Available Capacity
Asset-Backed Funding Arrangements (a)
Vehicle rental program
AESOP Funding II, LLC	$6,514	$5,644	$870
Other	911	651	260
Vehicle management program	3,917	3,118	799
Mortgage program
Bishop's Gate	3,151	1,651	1,500
Other	500	—	500
Timeshare program
Sierra	1,242	774	468
Other	425	335	90
Relocation program
Apple Ridge	500	400	100
Other	100	—	100

	17,260	12,573	4,687

Committed Credit Facilities (b)
Maturing in February 2005	1,250	—	1,250

	$18,510	$12,573	$5,937

(a)
Capacity is subject to maintaining sufficient assets to collateralize debt.
(b)
These committed credit facilities were entered into by and are for the exclusive use of our PHH subsidiary.

The significant terms of these committed credit facilities and available funding arrangements can be found in Notes 15 and 16 to our Consolidated Financial Statements.

At December 31, 2003, we also had $400 million of availability for public debt or equity issuances under a shelf registration statement and our PHH subsidiary had an additional $874 million of availability for public debt issuances under a shelf registration statement.

LIQUIDITY RISK

Our liquidity position may be negatively affected by unfavorable conditions in any one of the industries in which we operate. Additionally, our liquidity as it relates to both management and mortgage programs could be adversely affected by (i) the deterioration in the performance of the underlying assets of such programs, (ii) the impairment of our ability to access the principal financing program for our vehicle rental subsidiaries if General Motors Corporation or Ford Motor Company should not be able to honor its obligations to repurchase a substantial number of our vehicles and (iii) our inability to access the secondary market for mortgage loans or certain of our securitization facilities and our inability to act as servicer thereto, which could occur in the event that our or PHH's credit ratings are downgraded below investment grade and, in certain circumstances, where we or PHH fail to meet certain financial ratios. Further, access to our credit facilities may be limited if we were to fail to meet certain financial ratios. We do not believe that our or PHH's credit ratings are likely to fall below investment grade. Additionally, we monitor the maintenance of required financial ratios and, as of December 31, 2003, we were in compliance with all financial covenants under our credit and securitization facilities.

Currently, our credit ratings are as follows:

	Moody's Investor Service	Standard & Poor's	Fitch Ratings
Cendant
Senior unsecured debt	Baa1	BBB	BBB+
PHH
Senior debt	Baa1	BBB+	BBB+
Short-term debt	P-2	A-2	F-2

At December 31, 2003, all of the above ratings, with the exception of those assigned to PHH's short-term debt were on "negative outlook." A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

CONTRACTUAL OBLIGATIONS

The following table summarizes our future contractual obligations as of December 31, 2003:

	2004	2005	2006	2007	2008	Thereafter	Total
Long-term debt (a)	$1,629	$22	$913	$2	$805	$1,768	$5,139
Upper DECS (b)	—	—	863	—	—	—	863
Debt under management and mortgage programs (c)
Asset-backed	2,532	3,479	3,047	1,262	1,748	505	12,573
Unsecured	114	405	—	190	432	1,071	2,212
Operating leases	540	431	351	287	192	876	2,677
Capital leases	20	13	6	1	—	—	40
Commitments to purchase vehicles (d)	4,916	—	—	—	—	—	4,916
Other purchase commitments (e)	731	319	282	236	179	412	2,159

Total	$10,482	$4,669	$5,462	$1,978	$3,356	$4,632	$30,579

(a)
Represents long-term debt (which includes current portion).
(b)
Assumes that the senior note component of the Upper DECS are successfully remarketed in 2004. If such remarketing is not successful, the senior notes would be retired (without any payment of cash by us) in August 2004 in satisfaction of the related forward purchase contracts, whereby holders of the Upper DECS are required to purchase shares of our CD common stock.
(c)
Represents debt under management and mortgage programs (including related party debt due to AESOP Funding), which was issued to support the purchase of assets under management and mortgage programs. These amounts represent the contractual maturities for such debt, except for notes issued under our vehicle management and Sierra timeshare programs, where the underlying indentures require payments based on cash inflows relating to the corresponding assets under management and mortgage programs and for which estimates of repayments have been used. Unsecured commercial paper borrowings of $164 million are assumed to be repaid with borrowings under our PHH subsidiary's committed credit facilities, which expire in February 2005, as such amount is fully supported by these committed credit facilities.
(d)
Represents commitments to purchase vehicles from either General Motors Corporation or Ford Motor Company. The purchase of such vehicles are financed through the issuance of debt under management and mortgage programs in addition to cash received upon the sale of vehicles primarily under repurchase programs (see Note 16—Debt Under Management and Mortgage Programs and Borrowing Arrangements to our Consolidated Financial Statements).
(e)
Primarily represents commitments under service contracts for information technology and telecommunications.

ACCOUNTING POLICIES

Critical Accounting Policies
In presenting our financial statements in conformity with generally accepted accounting principles, we are required to make estimates and assumptions that affect the amounts reported therein. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. However, events that are outside of our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. If there is a significant unfavorable change to current conditions, it could result in a material adverse impact to our consolidated results of operations, financial position and liquidity. We believe that the estimates and assumptions we used when preparing our financial statements were the most appropriate at that time. Presented below are those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results. However, the majority of our businesses operate in environments where we are paid a fee for a service performed, and therefore the results of the majority of our recurring operations are recorded in our financial statements using accounting policies that are not particularly subjective, nor complex.

Mortgage Servicing Rights.    A mortgage servicing right is the right to receive a portion of the interest coupon and fees collected from the mortgagor for performing specified mortgage servicing activities. The value of mortgage servicing rights is estimated based upon an internal valuation that reflects management's estimates of expected future cash flows considering prepayment estimates (developed using a third party model described below), our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves and other economic factors. More specifically, we incorporate a probability weighted Option Adjusted Spread ("OAS") model to generate and discount cash flows for the MSR valuation. The OAS model generates numerous interest rate paths then calculates the MSR cash flow at each monthly point for each interest rate path and discounts those cash flows back to the current period. The MSR value is determined by averaging the discounted cash flows from each of the interest rate paths. The interest rate paths are generated with a random distribution centered around implied forward interest rates, which are determined from the interest rate yield curve at any given point of time. As of December 31, 2003, the implied forward interest rates project an increase of approximately 48 basis points in the yield of the 10-year Treasury Note over the next 12 months. Changes in the yield curve will result in changes to the forward rates implied from that yield curve.

As noted above, a key assumption in our estimate of the MSR valuation are forecasted prepayments. We use a third party model, adjusted to reflect the historical prepayment behavior exhibited by our portfolio, to forecast prepayment rates at each monthly point for each interest rate path in the OAS model. The prepayment forecast is based on historical observations of prepayment behavior in similar circumstances. The prepayment forecast incorporates loan characteristics (e.g., loan type and note rate) and factors such as recent prepayment experience, previous refinance opportunities and estimated levels of home equity to determine the prepayment forecast at each monthly point for each interest rate path.

To the extent that fair value is less than carrying value at the individual strata level, we would consider the portfolio to have been impaired and record a related charge. Reductions in interest rates different than those used in our models could cause us to use different assumptions in the MSR valuation, which could result in a decrease in the estimated fair value of our MSR asset, requiring a corresponding reduction in the carrying value of the asset. To mitigate this risk, we use derivatives that generally increase in value as interest rates decline and conversely decline in value as interest rates increase. Additionally, as interest rates decrease, we have historically experienced increased production revenue resulting from a greater level of refinancings, which over time has historically mitigated the impact on earnings of the decline in our MSR asset.

Changes in the estimated fair value of the mortgage servicing rights based upon variations in the assumptions (e.g., future interest rate levels, prepayment speeds) cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Changes in one assumption may result in changes to another, which may magnify or counteract the fair value sensitivity analysis and would make such an analysis not meaningful. Additionally, further declines in interest rates due to a weakening economy and geopolitical risks, which result in an increase in refinancing activity or changes in assumptions, could adversely impact the valuation. During 2003, the interest rate environment caused loans with coupon rates at or below 6% to become a significant component of the Company's overall loan servicing portfolio. Therefore, we adjusted the strata of the portfolio during third quarter 2003, which did not have an impact on the MSR valuation. The carrying value of our MSR asset was approximately $1.6 billion as of December 31, 2003 and the total portfolio that we were servicing approximated $136.4 billion as of December 31, 2003 (refer to Note 6 to our Consolidated Financial Statements for a detailed discussion of the effect of any changes to the value of this asset during 2003 and 2002). The effects of any adverse potential changes in the estimated fair value of our MSR asset are detailed in Note 17 to our Consolidated Financial Statements.

Financial Instruments.    We estimate fair values for each of our financial instruments, including derivative instruments. Most of these financial instruments are not publicly traded on an organized exchange. In the absence of quoted market prices, we must develop an estimate of fair value using dealer quotes, present value cash flow models, option pricing models or other conventional valuation methods, as appropriate. The use of these fair value techniques involves significant judgments and assumptions, including estimates of future interest rate levels based on interest rate yield curves, prepayment and volatility factors, and an estimation of the timing of future cash flows. The use of different assumptions may have a material effect on the estimated fair value amounts recorded in the financial statements, which are disclosed in Note 25 to our Consolidated Financial Statements. In addition, hedge accounting requires that at the beginning of each hedge period, we justify an expectation that the relationship between the changes in fair value of derivatives designated as hedges compared to changes in the fair value of the underlying hedged items be highly effective. This effectiveness assessment involves an estimation of changes in fair value resulting from changes in interest rates and corresponding changes in prepayment levels, as well as the probability of the occurrence of transactions for cash flow hedges. The use of different assumptions and changing market conditions may impact the results of the effectiveness assessment and ultimately the timing of when changes in derivative fair values and the underlying hedged items are recorded in earnings. See Item 7a. "Quantitative and Qualitative Disclosures about Market Risk" for a discussion of the effect of hypothetical changes to these assumptions.

Goodwill.    We have reviewed the carrying value of our goodwill as required by Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," by comparing the carrying value of our reporting units to their fair value and determined that the carrying amount of our reporting units did not exceed their respective fair value. When determining fair value, we utilized various assumptions, including projections of future cash flows. A change in these underlying assumptions will cause a change in the results of the tests and, as such, could cause fair value to be less than the respective carrying amount. In such event, we would then be required to record a charge, which would impact earnings. We will continue to review the carrying value of goodwill for impairment annually, or more frequently if circumstances indicate impairment may have occurred.

We provide a wide range of consumer and business services and, as a result, our goodwill is allocated among many diverse reporting units. Accordingly, it is difficult to quantify the impact of an adverse change in financial results and related cash flows, as such change may be isolated to a small number of our reporting units or spread across our entire organization. In either case, the magnitude of an impairment to goodwill, if any, cannot be extrapolated. However, our businesses are concentrated in a few industries and, as such, an adverse change to any of these industries will impact our consolidated results and may result in impairment of our goodwill. The aggregate carrying value of our goodwill was approximately $10.7 billion at December 31, 2003. Refer to Note 5 to our Consolidated Financial Statements for more information on goodwill.

Changes in Accounting Policies During 2003
On January 1, 2003, we adopted the fair value method of accounting for stock-based compensation provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and all the provisions of SFAS

No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." As a result, we changed our accounting policy for stock-based compensation using the prospective transition method.

In addition, on January 1, 2003, we adopted the following standards as a result of the issuance of new accounting pronouncements by the FASB in 2002:

  •
  SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections"

  •
  SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities"

  •
  FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"

On January 17, 2003, the FASB issued FIN 46 and on December 24, 2003, the FASB issued a complete replacement of FIN 46, entitled FIN 46 Revised ("FIN 46R"), which clarifies certain complexities of FIN 46. As of September 30, 2003, we had applied the provisions of FIN 46 for all transactions initiated subsequent to January 31, 2003 and also to Bishop's Gate and Trilegiant. We adopted FIN 46R in its entirety as of December 31, 2003 (even though adoption for non-SPEs was not required until March 31, 2004).

During 2003, the FASB also issued the following literature, which we have adopted as of July 1, 2003:

  •
  SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities"

  •
  SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity"

For more detailed information regarding any of these pronouncements and the impact thereof on our business, see Note 2 to our Consolidated Financial Statements.

Recently Issued Accounting Pronouncements
During 2003, the SEC provided interim guidance in a speech pertaining to the measurement of interest rate lock commitments related to loans that will be held for resale (commonly referred to as commitments to fund mortgages). See Note 2—Summary of Significant Accounting Policies for more information.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We use various financial instruments, particularly swap contracts, forward delivery commitments and futures and options contracts to manage and reduce the interest rate risk related specifically to our committed mortgage pipeline, mortgage loan inventory, mortgage servicing rights, mortgage-backed securities, debt and certain other interest bearing liabilities. Foreign currency forwards are also used to manage and reduce the foreign currency exchange rate risk associated with our foreign currency denominated receivables and forecasted royalties, forecasted earnings of foreign subsidiaries and forecasted foreign currency denominated acquisitions.

We are exclusively an end user of these instruments, which are commonly referred to as derivatives. We do not engage in trading, market-making or other speculative activities in the derivatives markets. More detailed information about these financial instruments is provided in Note 25—Financial Instruments to our Consolidated Financial Statements.

Our principal market exposures are interest and foreign currency rate risks.

  •
  Interest rate movements in one country, as well as relative interest rate movements between countries can materially impact our profitability. Our primary interest rate exposure is to interest rate fluctuations in the United States, specifically long-term U.S. Treasury and mortgage interest rates due to their impact on mortgage-related assets and commitments and also LIBOR and commercial paper interest rates due to their impact on variable rate borrowings and other interest rate sensitive liabilities. We anticipate that such interest rates will remain a primary market risk exposure for the foreseeable future.

  •
  Our foreign currency rate exposure is to exchange rate fluctuations in the British pound, Canadian dollar, Australian dollar and Euro. We anticipate that such foreign currency exchange rate risk will remain a market risk exposure for the foreseeable future.

We assess our market risk based on changes in interest and foreign currency exchange rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential impact in earnings, fair values and cash flows based on a hypothetical 10% change (increase and decrease) in interest and currency rates.

We use a discounted cash flow model in determining the fair values of relocation receivables, timeshare receivables, equity advances on homes, mortgage servicing rights and our retained interests in securitized assets. The fair value of mortgage loans, commitments to fund mortgages and mortgage-backed securities are determined from market sources. The primary assumptions used in determining fair value are prepayment speeds, estimated loss rates and discount rates. In determining the fair value of mortgage servicing rights, the model also utilizes credit losses and mortgage servicing revenues and expenses as primary assumptions. In addition, for commitments to fund mortgages, the borrower's propensity to close their mortgage loan under the commitment is used as a primary assumption. For mortgage loans, commitments to fund mortgages, forward delivery contracts and options, we rely on market sources in determining the impact of interest rate shifts. We also utilize a probability weighted option-adjusted spread ("OAS") model to determine the impact of interest rate shifts on mortgage servicing rights and mortgage-backed securities. The primary assumption in an OAS model is the implied market volatility of interest rates and prepayment speeds and the same primary assumptions are used in determining fair value.

We use a duration-based model in determining the impact of interest rate shifts on our debt portfolio, certain other interest bearing liabilities and interest rate derivatives portfolios. The primary assumption used in these models is that a 10% increase or decrease in the benchmark interest rate produces a parallel shift in the yield curve across all maturities.

We use a current market pricing model to assess the changes in the value of the U.S. dollar on foreign currency denominated monetary assets and liabilities and derivatives. The primary assumption used in these models is a hypothetical 10% weakening or strengthening of the U.S. dollar against all our currency exposures at December 31, 2003, 2002 and 2001.

Our total market risk is influenced by a wide variety of factors including the volatility present within the markets and the liquidity of the markets. There are certain limitations inherent in the sensitivity analyses presented. While probably the most meaningful analysis, these "shock tests" are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and the inability to include the complex market reactions that normally would arise from the market shifts modeled.

We used December 31, 2003, 2002 and 2001 market rates on our instruments to perform the sensitivity analyses separately for each of our market risk exposures—interest and currency rate instruments. The estimates are based on the market risk sensitive portfolios described in the preceding paragraphs and assume instantaneous, parallel shifts in interest rate yield curves and exchange rates.

We have determined that the impact of a 10% change in interest and foreign currency exchange rates and prices on our earnings, fair values and cash flows would not be material. While these results may be used as benchmarks, they should not be viewed as forecasts.

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RESULTS OF OPERATIONS—2003 vs. 2002
RESULTS OF OPERATIONS—2002 vs. 2001
FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES